EXHIBIT 15.1


February 15, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

We are aware that Conrail Inc. has incorporated by reference our reports dated April 20, 1994, July 20, 1994 and October 19, 1994 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in its Registration Statement on Form S-8 to be filed on or about February 15, 1995.

We are also aware of our responsibilities under the Securities Act of 1933 and that pursuant to Rule 436(c) our reports dated April 20, 1994, July 20, 1994 and October 19,
1994 shall not be considered part of a registration statement prepared by or certified by us within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Very truly yours,

Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, PA 19103


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